Exhibit 99.1

Promising Combination Therapy for Tripple Negative Breast Cancer Treatment: A Milestone Collaboration Between ABVC and OncoX, Potential Income of $13.75M and Royalties of up to $12.50M

Fremont, CA (May 16, 2024) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, CNS (central nervous systems), and Oncology/Hematology, announced today that in its fight against breast cancer, the Company, together with its subsidiary BioLite, Inc. entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands, to collaborate on combination therapy it believes will help treat Triple Negative Breast Cancer and improve patient outcomes. The agreement establishes an aggregate license fee of $12,500,000 in the form of cash or shares of OncoX securities within 30 days of executing the agreement, with an additional milestone payment of $1,250,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. OncoX may remit partial cash payments of at least $ 100,000 to the licensing fees, which would be deductible from the second milestone payment, and royalties of 5% of net sales, up to $12,500,000, after the launch of the licensed product, which remains uncertain. There is no guarantee that ABVC or its subsidiary will receive any of the fees listed.

The United States Food & Drug Administration (US FDA) has approved four INDs: ABV-1501 (IND 129575) for Triple Negative Breast Cancer (TNBC), ABV-1519 (IND 161602) for Non-Small Cell Lung Cancer (NSCLC), ABV-1702 (IND 131300) for Myelodysplastic Syndrome (MDS), and ABV-1703 (IND 136309) for Pancreatic Cancer Therapy. The Investigational New Drug (IND) application for ABV-1703 proposed the clinical investigation of BLEX 404 as a Combination Therapy Drug with Chemotherapy. The active ingredient of BLEX 404 is the β-glucan extracted from Grifola frondosa (maitake mushrooms), an edible fungus with high medical and commercial values in Asia; it contains various bioactive constituents such as polysaccharides, pyrrole alkaloids, ergosterol, etc., and has been widely served as a functional food for a long time in daily life.1

TNBC is a subtype of breast cancer that lacks estrogen, progesterone, and HER2 receptors. Unmet demands in TNBC typically refer to areas where current treatments or approaches fall short in addressing the needs of patients.2 While some TNBC patients benefit from immunotherapy, many do not; it’s important to understand better which patients are most likely to respond to immunotherapy and develop strategies to enhance its efficacy.3 Maitake mushrooms are rich in bioactive polysaccharides, especially D-fraction, which is the key ingredient of BLEX 404, the combination drug proposed in the contract. These protein polysaccharides have well-documented immune-protecting and antitumor properties.4

[1]	https://www.sciencedirect.com/science/article/abs/pii/S0960852407001083?via%3Dihub
[2]	https://pubmed.ncbi.nlm.nih.gov/21161370/
[3]	https://molecular-cancer.biomedcentral.com/articles/10.1186/s12943-023-01850-7#:~:text=Main%20body,and%20formulate%20individualized%20immunotherapy%20schedules.

“This partnership represents a concerted effort to address the urgent need for more effective treatments for TNBC, a particularly aggressive form of breast cancer that lacks targeted treatment options. TNBC accounts for a substantial proportion of breast cancer cases worldwide, posing significant challenges due to its resistance to conventional hormonal therapies and targeted treatments5,” said Dr. Uttam Patil, ABVC’s Chief Executive Officer. He added, “In response to this critical unmet medical need, ABVC and OncoX have joined forces to explore a novel therapeutic approach that holds promise for improving outcomes and quality of life for TNBC patients. The proposed combination therapy draws upon companies’ complementary expertise and innovative research. By leveraging their drug development and oncology strengths, both companies aim to create a synergistic treatment regimen targeting multiple pathways involved in TNBC progression.”

“We are excited to embark on this collaborative journey with ABVC to advance the field of oncology and bring hope to patients battling TNBC,” said Wen-Pin Yen, CEO of OncoX. “This partnership underscores our shared commitment to harnessing the power of combination therapies to address the complexities of TNBC and improve patient outcomes. The agreement encompasses a comprehensive research and development program, including preclinical studies, clinical trials, and regulatory initiatives. Both companies will contribute their resources, expertise, and intellectual property to accelerate the development timeline and maximize the therapeutic potential of the combined approach.”

Under the terms of the agreement, ABVC grants OncoX exclusive rights to develop, manufacture, and commercialize BLEX 404, a promising therapeutic agent for treating Tripple Negative Breast Cancer within a specified territory.

Management believes the Company’s product pipeline has excellent market potential. The global cancer therapeutics market is expected to be worth around US$393.61 billion by 2032, up from US$164 billion in 2022, growing at a CAGR of 9.20% from 2023 to 2032.6 The global TNBC market’s expected CAGR is around 5.50% in the mentioned forecast period and it was valued at USD 953.8 million in 2022 and would grow to USD 1,463.82 million by 2030.7

For more information about ABVC and its subsidiaries, stay updated on the latest updates or visit https://abvcpharma.com. ABVC urges its shareholders to sign up on the Company’s website for the latest news alerts; visit https://abvcpharma.com/?page_id=17707

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, the University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

[4]	https://www.webmd.com/diet/maitake-mushroom-health-benefits
[5]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5352107/
[6]	https://www.precedenceresearch.com/cancer-therapeutics-market
[7]	https://www.databridgemarketresearch.com/reports/global-triple-negative-breast-cancer-market

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Leeds Chow

Email: leedschow@ambrivis.com

3